Exhibit 10.41

Execution Version

TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (this “Agreement”), dated as of December 19, 2023 (the “Effective Date”), is entered into by and among (i) Siebert Financial Corp., a New York corporation (“Siebert” or the “Company”), (ii) Kakaopay Corporation, a company established under the laws of the Republic of Korea (“Kakaopay”), (iii) Kakaopay Securities Corp., a corporation organized and existing under the laws of South Korea (“KPS”), (iv) Muriel Siebert & Co., Inc., a corporation organized and existing under the laws of Delaware (“MSCO”),  (v) John J. Gebbia, (vi) Gloria Gebbia, (vii) John and Gloria Gebbia Living Trust, (viii) Richard Gebbia, (ix) John M. Gebbia,  (x) David Gebbia and (xi) Kimberly Gebbia ((v) through (xi), collectively, the “Gebbia Parties” and, (i) through (xi), collectively, the “Parties”).

RECITALS

WHEREAS, on April 27, 2023, the Company, based upon the recommendation of the Special Committee of the Board of Directors of the Company (the “Siebert Special Committee”) and approval of the Board of Directors of the Company (the “Company Board”), entered into agreements with Kakaopay, including the First Tranche Stock Purchase Agreement (the “First Tranche SPA”), pursuant to which the Company would issue 19.9% of the outstanding equity securities of the Company to Kakaopay, and the Second Tranche Stock Purchase Agreement (the “Second Tranche SPA”), which, subject to various closing conditions being satisfied, contemplated that the Company would issue additional equity securities of the Company to Kakaopay;

WHEREAS, concurrently with the execution of the First Tranche SPA and the Second Tranche SPA, (i) KPS and MSCO entered into a Foreign Broker-Dealer Fee Sharing Agreement (the “Broker-Dealer Agreement”) and a Technology Support Services Agreement (the “Technology Agreement”), and (ii) Kakaopay and each of the Gebbia Parties entered into Support and Restrictive Covenant Agreements (collectively, the “Support Agreements”);

WHEREAS, the First Tranche SPA closed on May 18, 2023 and, in connection therewith, the Company, Kakaopay and the Gebbia Parties entered into that certain Stockholders’ Agreement, dated as of May 19, 2023 (the “Stockholders’ Agreement”) and that certain Registration Rights and Lock-Up Agreement, dated as of May 19, 2023 (the “Registration Rights Agreement”);

WHEREAS, on November 11, 2023, Siebert delivered a notice (the “November 11 PMAE Notice”) to Kakaopay asserting, among other things, that a Purchaser Material Adverse Effect had occurred and, as a result, Siebert did not anticipate certain closing conditions contained in the Second Tranche SPA to be satisfied;

WHEREAS, on November 13, 2023, Siebert filed a Form 8-K disclosing the November 11 PMAE Notice to its stockholders;

WHEREAS, on or about November 15, 2023, Kakaopay disclosed the November 11 PMAE Notice to its shareholders, and stated it disagreed with the claims of Siebert set forth therein;

WHEREAS, on December 11, 2023, settlement discussions were held between and among representatives of Kakaopay and the Company;

WHEREAS, the Parties believe that litigation relating to the foregoing matters would be expensive, time-consuming, distracting and disruptive;

WHEREAS, the Siebert Special Committee has and, upon the recommendation of the Siebert Special Committee, the Company Board has (i) determined that it is advisable and in the best interest of the Company and its stockholders to enter into this Agreement and (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors (or equivalent governing body) of Kakaopay has approved Kakaopay entering into this Agreement and declared it advisable for Kakaopay to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I
SETTLEMENT

Section 1.1 Termination of Certain Agreements. On the Effective Date, without any further action of the parties thereto, the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements are hereby terminated in their entirety, are null and void and of no further force or effect and there shall be no liability or obligation thereunder on the part of parties thereto or their respective subsidiaries or Affiliates.

Section 1.2 Amending and Restating the Stockholders’ Agreement. Simultaneously with the execution and delivery of this Agreement, Kakaopay, the Company and the Gebbia Parties are entering into an amended and restated Stockholders’ Agreement, in the form attached hereto as Annex A (the “Amended and Restated Stockholders’ Agreement”), which removes and limits certain rights that Kakaopay would have.

Section 1.3 Settlement Fee. In connection with, and in consideration of the foregoing and the other agreements contained herein, Siebert shall pay to Kakaopay a total amount equal to Five Million U.S. Dollars ($5,000,000), which amount shall be payable quarterly in ten (10) equal installments of Five Hundred Thousand U.S. Dollars ($500,000) on the last business day of the quarter, with the first such quarterly payment being made on March 29, 2024 and the last being made on June 30, 2026. Kakaopay shall provide appropriate wire instructions or other directions to Siebert so that such quarterly-payments can be consummated. In the event that Siebert fails to make any of the installment payments set forth in this Section 1.3, by wire transfer of immediately available funds to the account specified by Kakaopay, on or prior to the last business day of the applicable quarter (“Default”), and fails to cure such Default within thirty (30) calendar days after written notice of such Default, then the full amount of Five Million U.S. Dollars ($5,000,000) less any installment payments previously actually paid by Siebert to Kakaopay (the “Remaining Balance”) shall become immediately due and payable, with interest accruing at a rate of nine percent (9%) per annum compounded daily from the date of Default until full payment of the Remaining Balance to Kakaopay.

Section 1.4 Standstill Restrictions. During the period commencing on the Effective Date and ending on the earlier of: (i) May 18, 2026; and (ii) such time as the Gebbia Stockholders and their Permitted Transferees (as defined in the Amended and Restated Stockholders’ Agreement) cease to hold, in the aggregate, shares of Common Stock (as defined below) representing at least ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis, Kakaopay and KPS shall not, and shall cause their controlled Affiliates (such term is defined for purposes of this Agreement as it is defined in Rule 12b-2 promulgated by the Commission (as defined below) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) not to, directly or indirectly, in any manner:

(a) purchase or otherwise acquire, or offer, seek, propose or agree to acquire (except by way of stock dividends or other distributions by the Company or offerings made available by the Company to holders of securities of the Company generally on a pro rata basis), beneficial ownership of shares of the common stock of the Company, par value $0.01 per share (“Common Stock”), other than pursuant to an exercise of the Right of First Refusal as set forth in Article III of the Amended and Restated Stockholders’ Agreement and an issuance pursuant to any shareholder rights or poison pill plan adopted by the Company Board as set forth in Section 2.4(g)(iv) thereto;

(b) engage in, or assist in the engagement in, soliciting proxies or written consents of shareholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement and/or the Amended and Restated Stockholders’ Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct or assist in the conducting of any binding or nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Company Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;

(c) form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect (other than any such voting trust, arrangement or agreement solely among Kakaopay and its Affiliates that is otherwise in accordance with this Agreement and/or the Amended and Restated Stockholders’ Agreement);

(d) publicly seek to call, or request the call of, a special meeting of the shareholders of the Company or publicly seek to make, or make, a shareholder proposal at any annual or special meeting of the shareholders of the Company, or otherwise become a “participant” in a “solicitation” (as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act) to vote any securities of the Company (including by initiating, encouraging or participating in a “withhold” or similar campaign);

(e) except as expressly permitted by the Amended and Restated Stockholders’ Agreement, (i) seek, alone or in concert with others, election or appointment to, or representation on, the Company Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Company Board or (ii) seek, alone or in concert with others, the removal of any member of the Company Board;

(f) make any request or submit any proposal to amend or waive any of the terms of this Agreement or the Amended and Restated Stockholders’ Agreement, in each case, which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;

(g) advise, encourage, support or influence any person or entity with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(h) sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party (a “Third Party”) other than a Third Party that (x) is (i) a Party to this Agreement, (ii) a member of the Company Board or (iii) an officer of the Company or (y) would not, together with its Affiliates, own, control or otherwise have beneficial ownership representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time as a result of such transfer, except for Schedule 13G filers that are mutual funds, pension funds or index funds; provided, that, subject to the terms of the Amended and Restated Stockholders’ Agreement, nothing herein shall restrict or limit Kakaopay’s ability to sell or otherwise dispose of any shares of Common Stock or any derivatives relating to Common Stock in open market transactions where the identity of the purchaser is not readily available;

(i) take any action in support of or make any proposal, announcement, statement, offer or request, or affirmatively solicit or publicly encourage a third party to make any proposal, announcement, statement, offer or request, regarding: (i) advising, controlling, changing or influencing the Company Board or management of the Company, including but not limited to, plans or proposals to change the number or term of directors or to fill any vacancies on the Company Board, (ii) any strategic transaction or exploration thereof (it being understood that this Section 1.4(i) shall not restrict Kakaopay from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Company Board) or (iii) any other material change in the Company’s or any of its subsidiaries’ operations, business, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided, for the avoidance of doubt, that Kakaopay and its Affiliates shall be entitled to engage in private discussions with the Company Board with respect to such matters;

(j) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company;

(k) enter into any discussions, negotiations, agreements or understandings with any person with respect to the foregoing, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(l) in connection with any of the actions prohibited under clauses (a) through (k) of this Section 1.4, demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of New York providing for stockholder access to books and records (including lists of shareholders) of the Company.

Section 1.5 Registration. Siebert hereby acknowledges and agrees that, in light of the termination of the Second Tranche SPA as of the date hereof, it shall, within thirty (30) calendar days from the date hereof, submit to or file with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement (as defined in the Registration Rights Agreement) for a Form S-3 Shelf (as defined in the Registration Rights Agreement) covering the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf (as defined in the Registration Rights Agreement) declared as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies Siebert that it will “review” the Registration Statement (as defined in the Registration Rights Agreement)) following the date of the filing of the Registration Statement with the Commission and (b) the tenth (10th) business day after the date Siebert is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement (as defined in the Registration Rights Agreement) will not be “reviewed” or will not be subject to further review, pursuant to Section 2.1 of the Registration Rights Agreement.

Section 1.6 Confidentiality.

(a)  Company Information. The Company acknowledges and agrees that the director of the Company appointed by Kakaopay (“Kakaopay Director”) may share Company “confidential information” (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of Kakaopay’s employees or advisors who need to know such Company Information for the purpose of assisting Kakaopay in evaluating and monitoring its investment in the Company. The Kakaopay Director is permitted to share Company Information only with such employees and advisors and no others; provided, that, such employees or advisors with whom Company Information is shared either agree in advance to maintain the confidentiality of Company Information to the same extent as required of the Kakaopay Director as a director of the Company or are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of Company Information, and in all events are instructed not to engage in trading of securities based on Company Information; provided, further, that Kakaopay shall be responsible for any non-compliance by such employees and advisors with the terms of this Agreement.

(b) Privileged Materials. Notwithstanding Section 1.6(a), in the event that the Company’s counsel designates any materials provided to the Kakaopay Director as subject to the attorney-client privilege, work product or other applicable privileges, then the Kakaopay Director shall not be entitled to provide such information to Kakaopay or its employees or advisors if the provision of such information would be reasonably likely to result in a loss or waiver of such privilege. At the request of Kakaopay, the Company shall use reasonable best efforts to make arrangements (including by providing redacted copies of materials or entering into a common interest agreement) that would maximize the ability of the Kakaopay Director to provide such materials without jeopardizing legal privilege.

(c) Kakaopay Confidentiality Obligations. Kakaopay shall maintain the confidentiality of Company Information to the same extent as required of the Kakaopay Director as a director of the Company and shall only use, and shall cause its employees and advisors to only use, Company Information in connection with Kakaopay’s investment in the Company.

(d) Notice of Breach. In the event that Kakaopay or the Kakaopay Director learn of a breach of the provisions of this Section 1.6, or the misuse of Company Information by any employee or advisor, they shall give prompt notice to Siebert of such breach or misuse. Kakaopay also agrees to give the Company notice should any Company Information be lost, stolen or improperly accessed, including through a data breach.

(e) Return of Company Information. Following such time as the Kakaopay Director is no longer serving on the Company Board, Kakaopay will, promptly following the Company’s written request, return to the Company or destroy, at Kakaopay’s option, all hard copies of Company Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of Company Information in Kakaopay’s or any of its employees’ or advisors’ possession or control (and, upon the request of the Company, Kakaopay shall promptly certify to the Company that such Company Information has been returned, destroyed, erased or deleted, as the case may be).

ARTICLE II
RELEASES AND COVENANT NOT TO SUE

Section 2.1 Kakaopay Party Release. On the Effective Date, Kakaopay (in each and all of its relevant capacities, including as stockholder and counterparty) and KPS, for themselves and their officers, directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, and Affiliates (“Kakaopay Releasing Parties”), hereby fully release and discharge the Gebbia Parties (in each and all of their respective capacities), as well as Siebert, MSCO, and their respective parents, subsidiaries, and Affiliates and their respective officers, directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys and other advisors and agents (collectively, “Kakaopay Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, including derivative claims that Kakaopay could, in theory, have brought as Company stockholder, arising out of, relating to or in connection with any of the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements, and the transactions contemplated thereby, including any acts, omissions, disclosure or communications related to the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements or the transactions contemplated thereby (the “Kakaopay Released Claims”); provided, that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement, the Amended and Restated Stockholders’ Agreement or the Registration Rights Agreement.

Section 2.2 Siebert Party Release. On the Effective Date, Siebert, MSCO and the Gebbia Parties, for themselves and their officers, directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, and Affiliates (“Siebert Releasing Parties”), hereby fully release and discharge the Kakaopay Releasing Parties, and their parents, subsidiaries and Affiliates and their respective officers, directors, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates,stockholders, employees, attorneys and other advisors and agents (collectively, “Siebert Released Persons”, and together with the Kakaopay Released Persons, the “Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, relating to or in connection with any of the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements and the transactions contemplated thereby, including any acts, omissions, disclosure or communications related to the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements or the transactions contemplated thereby (the “Siebert Released Claims”); provided, that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement, the Amended and Restated Stockholders’ Agreement or the Registration Rights Agreement.

Section 2.3 Scope of Release and Discharge. The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the Kakaopay Released Claims and Siebert Released Claims (collectively, the “Released Claims”). The Parties know that such presently unknown or unappreciated facts could materially affect the number or merits of claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full and complete release and discharge of the Released Claims. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 2.4 Covenant Not to Sue. Each of the Parties hereto covenants, on behalf of itself; in the case of Kakaopay and KPS, on behalf of the Kakaopay Releasing Parties; in the case of Siebert, MSCO and the Gebbia Parties, on behalf of the Siebert Releasing Parties, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue. In the event that any Released Person successfully uses this Agreement, whether alone or in conjunction with other arguments or evidence, to defeat a Released Claim, such Released Person shall be entitled to an award or judgment that includes reasonable attorneys’ fees and expenses incurred to defeat such Released Claim, whether such Released Claim is brought alone or with other claims.

Section 2.5 Accord and Satisfaction. This Agreement and the releases reflected herein shall be effective as a full and final accord and satisfaction and release of all of the Released Claims.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties.

(a) Each of the Parties hereto represents and warrants to the other Parties that:

(i)	It has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or cause of action to be released pursuant to Article II of this Agreement;

(ii)	There are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any claim or cause of action to be released pursuant to Article II of this Agreement;

(iii)	It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

(iv)	It has been represented by competent legal counsel in the negotiation and joint preparation of this Agreement, has received advice from competent legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(v)	It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by any other Party, apart from those set forth in this Agreement; and

(vi)	It has the authority, and has obtained all necessary approvals, including but not limited to approval of the Parties’ respective boards of directors, as necessary, to enter into this Agreement and all the releases, undertakings, covenants, representations, warranties and other obligations and provisions contained in this Agreement.

(b) Kakaopay and KPS represent and warrant to Siebert, MSCO and the Gebbia Parties that:

(i)	Kakaopay and KPS, together with their Affiliates, beneficially own (as defined in Rule 13d-3 promulgated by the Commission under the Exchange Act) in the aggregate 8,075,607 shares of Common Stock;

(ii)	neither Kakaopay and KPS nor their Affiliates are a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities;

(iii)	neither Kakaopay nor KPS are aware of any other party, including any of their Affiliates, that holds or has threatened to bring, any claims against Siebert, MSCO or the Gebbia Parties arising out of or related to the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement and the Support Agreements and the transactions contemplated thereby; and

(iv)	neither Kakaopay and KPS nor their Affiliates have encouraged or assisted any party, including any of their Affiliates, to pursue any claims against Siebert, MSCO or the Gebbia Parties arising out of or related to the First Tranche SPA, the Second Tranche SPA, the Broker-Dealer Agreement, the Technology Agreement, and the Support Agreements and the transactions contemplated thereby.

ARTICLE IV
GENERAL PROVISIONS

Section 4.1 Publicity and Communications with Certain Regulators. Within two (2) business days following the execution and delivery of this Agreement, Siebert and Kakaopay shall issue a joint press release announcing the execution of this Agreement, in the form attached hereto as Annex B (the “Press Release”). For the avoidance of doubt, Siebert shall have the ability to issue the Press Release immediately following the execution and delivery of this Agreement. Siebert also shall file a Current Report on Form 8-K with the Commission, which shall include a copy of this Agreement as an exhibit. Kakaopay shall file an amended filing with the Korea Exchange (KRX), a draft of which has been provided to Siebert prior to the date hereof. Within two (2) business days following the execution and delivery of this Agreement, Siebert shall deliver a notice to FINRA of the execution of this Agreement, in the form agreed to by Siebert and Kakaopay. Within two (2) business days following the execution and delivery of this Agreement, Siebert and Kakaopay also shall alert CFIUS, by way of an update, about this Agreement by reference to the Press Release and Siebert’s Form 8-K related thereto. The Parties shall, to the extent practicable, consult with each other as to the timing and contents of any other press release or public statement in respect of this Agreement or the transactions contemplated hereby.

Section 4.2 Amendments and Modifications. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Parties hereto; provided, that any Party may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 4.3 Waivers, Delays and Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. No single or partial exercise of any such right, power, remedy, or any abandonment or discontinuance of steps to enforce such right power or remedy, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 4.4 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their permitted successors and assigns.

Section 4.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or such other address for which notice has been given pursuant to this Section 4.5:

If to the Company or MSCO:	Siebert Financial Corp.
653 Collins Avenue
Miami Beach, Florida 33139
	Attn:	Andrew Reich, CFO
	Email:	areich@siebert.com

With copy to:	Jones Day
250 Vesey Street
New York, New York 10281
	Attn:	Jason Jurgens
Braden McCurrach
	Email:	jjurgens@jonesday.com
bmccurrach@jonesday.com

Mitchell Silberberg & Knupp, LLP	2049 Century Park East, 18th Floor
Los Angeles, CA 90067
	Attn:	Mark Hiraide
	Email:	mth@msk.com

If to Kakaopay or KPS:	Kakaopay Corporation
166 Pangyoyeok-ro, 15th Fl. Tower B,
Bundang-gu, Seongnam-si,
Gyeonggi-do, Republic of Korea 13529
	Attn:	Hocheol Shin
Dongyoup Oh
	Email:	simon.shin121@kakaopaycorp.com
dwhy.oh@kakaopaycorp.com

With copy to:	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
	Attn:	James McClammy
Samuel Kang
	Email:	james.mcclammy@davispolk.com
samuel.kang@davispolk.com

Shin & Kim LLC
D-Tower (D2), 17 Jongno 3-gil, Jongno-gu,
Seoul, Republic of Korea 03155
	Attn:	Young Joon Park
Hae Seong Ahn
James Kang
	Email:	yjopark@shinkim.com
hseahn@shinkim.com
jameskang@shinkim.com

If to the Gebbia Parties:	Siebert Financial Corp.
653 Collins Avenue
Miami Beach, Florida 33139
	Attn:	John J. Gebbia
Ralph Daiuto
	Email:	rdaiuto@siebert.com

Section 4.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 4.7 Entire Agreement; Assignment. This Agreement, together with the Amended and Restated Stockholders’ Agreement and the Registration Rights Agreement, constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled, superseded by this Agreement and merged herein. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 4.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the Siebert Released Persons and the Kakaopay Released Persons are intended third party beneficiaries hereof and may enforce Article III and this Section 4.8.

Section 4.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 4.10 Consent to Jurisdiction. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY federal court located in New York County in THE STATE OF New York or, if that court does not have jurisdiction, any New York state COURT located in New York County, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED HEREIN OR SUCH OTHER ADDRESS FOR WHICH NOTICE HAS BEEN GIVEN PURSUANT TO SECTION 4.5 AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

Section 4.11 Specific Enforcement. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties hereto shall, to the fullest extent permitted by applicable law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court located in New York County in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereto hereby further waives, to the fullest extent permitted by applicable law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.12 Severability. If any term or other provision of this Agreement is deemed by a court to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that original intent of the Parties is carried out to the fullest extent possible.

Section 4.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.14 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew Reich
	Name:	Andrew Reich
	Title:	CFO

KAKAOPAY CORPORATION

By:	/s/ Won Keun Shin
	Name:	Won Keun Shin
	Title:	Chief Executive Officer

MURIEL SIEBERT & CO., INC.

By:	/s/ Andrew Reich
	Name:	Andrew Reich
	Title:	Executive Vice President

KAKAOPAY SECURITIES CORP.

By:	/s/ Seung Hyo Lee
	Name:	Seung Hyo Lee
	Title:	CEO

JOHN GEBBIA, IN HIS INDIVIDUAL CAPACITY AND IN HIS CAPACITY AS THE GEBBIA STOCKHOLDER UNDER THE STOCKHOLDERS’ AGREEMENT

/s/ John J. Gebbia
John J. Gebbia

GLORIA GEBBIA

/s/ Gloria Gebbia
Gloria Gebbia

RICHARD GEBBIA

/s/ Richard Gebbia
Richard Gebbia

JOHN M. GEBBIA

/s/ John M. Gebbia
John M. Gebbia

KIMBERLY GEBBIA

/s/ Kimberly Gebbia
Kimberly Gebbia

DAVID GEBBIA

/s/ David Gebbia
David Gebbia

JOHN & GLORIA GEBBIA LIVING TRUST

/s/ John & Gloria Gebbia Living Trust
John J. Gebbia

[Signature Page to Termination and Settlement Agreement]